EXHIBIT 21

I-FLOW CORPORATION
LIST OF SUBSIDIARIES

State or Jurisdiction
Name	of Incorporation

Block Medical de Mexico, S.A. de C.V.	Mexico

I-Flow International, Inc.	U.S. Virgin Islands

InfuSystem, Inc.	California

Spinal Specialties, Inc.	Delaware